Exhibit 99.1

Valley Green Bank
Balance Sheets
(in thousands, except share data)

	September 30,	December 31,
	2014	2013
	(unaudited)
Assets
Cash and due from banks	$3,938	$4,027
Federal funds sold	34,116	12,604
Cash and cash equivalents	38,054	16,631
Restricted stock, at cost	1,168	610
Investment securities available-for-sale	12,678	13,052
Loans receivable, net of allowance for loan losses of $2,561 at September 30, 2014 (unaudited) and $2,846 at December 31, 2013	364,289	320,541
Premises and equipment, net	3,057	3,278
Other real estate owned	75	545
Accrued interest receivable	1,106	1,023
Deferred tax asset, net	854	1,050
Other assets	353	572
Total assets	$421,634	$357,302
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Noninterest-bearing	$43,953	$42,217
Interest-bearing	339,650	282,748
Total deposits	383,603	324,965
Accrued interest payable	488	349
Taxes payable	487	235
Other liabilities	829	510
Total liabilities	385,407	326,059
Stockholders’ Equity
Common stock, $1 par value; authorized 15,000,000 shares; issued and outstanding September 30, 2014 (unaudited) 2,798,703 shares and December 31, 2013 2,716,829 shares	2,799	2,717
Treasury stock, 1,250 shares	(1)	—
Surplus	24,712	23,988
Retained earnings	8,927	5,083
Accumulated other comprehensive (loss)	(210)	(545)
Total stockholders’ equity	36,227	31,243
Total liabilities and stockholders’ equity	$421,634	$357,302

See accompanying notes to financial statements.

Valley Green Bank
Statements of Income
(in thousands) (unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Interest income
Loans, including fees	$15,245	$12,744
Securities	175	164
Federal funds sold	28	18
Other	1	—
Total interest income	15,449	12,926
Interest expense
Deposits	1,552	1,346
Federal funds purchased and Federal Home Loan Bank borrowings	—	3
Total interest expense	1,552	1,349
Net interest income	13,897	11,577
Provision for loan losses	601	763
Net interest income after provision for loan losses	13,296	10,814
Noninterest income
Net realized gain on sales of loans	16	40
Net realized gain on sale or call of securities	—	9
Net realized gain on sale of Small Business Administration ("SBA") loans	—	144
Net realized (loss) gain on sale and impairment of other real estate owned	(47)	39
Service fees	306	250
Other	169	161
Total noninterest income	444	643
Noninterest expense
Compensation and employee benefits	4,493	4,019
Occupancy and equipment	862	729
Professional fees	99	192
Advertising and promotion	145	127
Data processing related operations	545	630
Taxes and insurance	326	325
Acquisition related costs	477	—
Other	694	524
Total noninterest expense	7,641	6,546
Income before income tax expense	6,099	4,911
Income tax expense	2,255	1,686
Net income	3,844	3,225
Preferred stock dividends	—	37
Net income available to common stockholders	$3,844	$3,188

See accompanying notes to financial statements.

Valley Green Bank
Statements of Comprehensive Income
(in thousands) (unaudited)

	Nine Months Ended
	September 30,
	2014	2013
Net income	$3,844	$3,225
Other comprehensive income/(loss)
Unrealized gains (losses) on securities:
Unrealized holding gains (losses) on securities available-for-sale, net of deferred income tax expense (benefit) for the nine months ended September 30, 2014 and 2013 of $(173) and $263, respectively	335	(516)
Reclassification adjustment for gains included in net income, net of deferred income tax expense for the nine months ended September 30, 2014 and 2013 of $-0- and $3, respectively	—	6
Other comprehensive income/(loss)	335	(510)
Total comprehensive income	$4,179	$2,715

See accompanying notes to financial statements.

Valley Green Bank
Statements of Stockholders' Equity
(in thousands) (unaudited)

	Preferred Stock	Common Stock	Treasury Stock	Surplus	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Total
Balance, December 31,2013	$—	$2,717	$—	$23,988	$5,083	$(545)	$31,243
Net income	—	—	—	—	3,844	—	3,844
Other comprehensive income	—	—	—	—	—	335	335
Purchase of treasury stock	—	—	(1)	(31)	—	—	(32)
Options exercised	—	82	—	648	—	—	730
Stock-based compensation expense	—	—	—	107	—	—	107
Balance, September 30, 2014	$—	$2,799	$(1)	$24,712	$8,927	$(210)	$36,227

Balance, December 31,2012	$5,000	$1,994	$—	$18,054	$494	$26	$25,568
Net income	—	—	—	—	3,225	—	3,225
Other comprehensive loss	—	—	—	—	—	(510)	(510)
Redemption of preferred stock	(5,000)	—	—	—	—	—	(5,000)
Warrants exercised	—	355	—	2,667	—	—	3,022
Dividends of preferred stock	—	—	—	—	(37)	—	(37)
Options exercised	—	368	—	3,123	—	—	3,491
Stock-based compensation expense	—	—		111	—	—	111
Balance, September 30, 2013	$—	$2,717	$—	$23,955	$3,682	$(484)	$29,870

See accompanying notes to financial statements.

Valley Green Bank
Statements of Cash Flows
(in thousands) (unaudited)
	Nine Months Ended
	September 30,
	2014	2013
Cash flows from operating activities:
Net income	$3,844	$3,225
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	601	763
Depreciation and amortization	257	179
Stock-based compensation expense	107	111
Increase in net loan origination fees and costs	41	112
Net amortization of securities premiums and discounts	1	89
Deferred income tax expense (benefit)	23	(389)
Proceeds from sales of loans	1,888	5,305
Loans originated for sale	(1,872)	(5,435)
Net gain on sales of loans	(16)	(40)
Loss (gain) on sale of other real estate owned	38	(39)
Impairment of other real estate owned	9	—
Net gain on sale of securities	—	(9)
Proceeds from sale of SBA loans	—	1,296
Net gain on sale of SBA loans	—	(144)
SBA loan origination	—	(1,728)
Increase in accrued interest receivable	(83)	(111)
Decrease (increase) in other assets	213	(136)
Increase in taxes payable	252	140
Increase (decrease) in accrued interest payable	139	(9)
Increase in other liabilities	319	660
Net cash provided by operating activities	5,761	3,840
Cash flows from investing activities:
Activity in available-for-sale securities:
Purchases	—	(15,921)
Maturities, calls, sales and principal repayments	881	22,535
Loan origination and principal collections, net	(44,390)	(57,343)
Acquisition of restricted bank stocks	(558)	(125)
Proceeds from sale of other real estate owned	423	360
Purchases of bank premises and equipment	(30)	(1,690)
Net cash used in investing activities	(43,674)	(52,184)
Cash flows from financing activities:
Net increase in deposits	58,638	45,857
Redemption of preferred stock	—	(5,000)
Proceeds from the exercise of warrants	—	3,022
Proceeds from the exercise of stock options	730	3,491
Repurchase of treasury stock	(32)	—
Cash dividends paid on preferred stock	—	(37)
Net cash provided by financing activities	59,336	47,333
Net increase (decrease) in cash and cash equivalents	21,423	(1,011)
Cash and cash equivalents, beginning	16,631	24,837
Cash and cash equivalents, ending	$38,054	$23,826

Supplementary cash flows information:
Interest paid	$1,413	$1,358
Income taxes paid	$1,896	$1,439
Non-cash transfer of loans to other real estate owned	$—	$876

See accompanying notes to financial statements.

Valley Green Bank

Notes to Financial Statements

1.     Organization and Nature of Operations
Valley Green Bank (the “Bank”) was incorporated and commenced operations in 2005 under the laws of the Commonwealth of Pennsylvania and is a Pennsylvania state chartered bank. The Bank is a full service bank providing personal and business lending and deposit services. As a state chartered bank, the Bank is subject to regulation by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. The area served by the Bank is the southeastern area of Pennsylvania. During 2009, the Bank formed VGB LLC, a limited liability company, whose sole member is Valley Green Bank. There has been no activity in VGB LLC since formation, therefore, no consolidation was required for the nine months ended September 30, 2014 and for the year ended December 31, 2013.

2.     Summary of Significant Accounting Policies
A summary of the significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the evaluation of other-than-temporary impairment of investment securities and the valuation of deferred tax assets.

Significant Group Concentrations of Credit Risk
Most of the Bank’s activities are with customers located within Philadelphia and Montgomery Counties. Note 3 discusses the types of investment securities that the Bank invests in. Note 4 discusses the types of lending that the Bank engages in. Although the Bank has a diversified loan portfolio, its debtors’ ability to honor their contracts is influenced by the region’s economy. The Bank does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are purchased or sold for one day periods.

Securities
Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such designation as of each balance sheet date.
Investment securities classified as available-for-sale are those securities that the Bank intends to hold for an indefinite period of time, but not necessarily to maturity. Securities available-for-sale are carried at fair value. Any decision to sell a security classified as available-for-sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank’s assets and liabilities, liquidity needs, regulatory capital considerations and other similar factors. Unrealized gains or losses are included as a component of stockholders’ equity. Realized gains or losses, determined on the basis of the cost of the specific securities sold, are included in results of operations. Premiums and discounts are recognized in interest income using the interest method over the terms of the securities.

Investment in Restricted Bank Stocks
Restricted stock, which represents required investments in the common stock of correspondent banks, is carried at cost and at September 30, 2014 (unaudited) and December 31, 2013, consists of the common stock of Atlantic Central Banker’s Bank of $50,000 for both periods, and Federal Home Loan Bank of Pittsburgh (“FHLB”) of $1,118,000 and $560,400, respectively.

SBA Lending Activities
The Bank originates loans to customers in its primary market area under an SBA program that generally provides for SBA guarantees of up to 75 percent of each loan. The Bank generally sells the guaranteed portion of its SBA loans to a third party and retains the servicing, holding the nonguaranteed portion in its portfolio. When the guaranteed portion of an SBA loan is sold, the premium received on the sale and the fair value of the retained servicing asset is recognized in income as a gain on sale. At September 30, 2014 (unaudited) and December 31, 2013, the servicing asset was $28,000 and $34,000, respectively, and is included in other assets.
Serviced loans sold to others are not included in the accompanying balance sheet. Income (losses) and fees collected for loan servicing are included in non-interest income.

Loans Receivable
Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at their outstanding unpaid principal balances, net of an allowance for loan losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Bank is generally amortizing these amounts over the contractual life of the loan. Premiums and discounts on purchased loans are amortized as adjustments to interest income using the effective yield method.
The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial, commercial real estate and commercial construction. Consumer loans consist of the following classes: residential real estate, home equity, and other consumer.
For all classes of loans receivable, the accrual of interest is discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest credited to income is reversed. Interest received on nonaccrual loans, including impaired loans, generally is either applied against principal or reported as interest income, according to management’s judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for Loan Losses
The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.
The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Bank’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired. For loans that are classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers pools of loans by loan class including commercial loans not considered impaired, as well as residential real estate, home equity and other consumer loans. These pools of loans are evaluated for loss exposure based upon historical loss rates for each of these categories of loans, adjusted for qualitative factors. These qualitative risk factors include:

1.	Lending policies and procedures, including underwriting standards and collection, charge-off, and recovery practices.

2.	National, regional, and local economic and business conditions as well as the condition of various market segments, including the value of underlying collateral for collateral dependent loans.

3.	Volume and severity of past due, classified and nonaccrual loans as well as other loan modifications.
Each factor is assigned a value to reflect improving, stable or declining conditions based on management’s best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance for loan loss calculation.
A majority of the Bank’s loan assets are loans to business owners of many types. The Bank makes commercial loans for real estate development and other business purposes required by the customer base.
The Bank’s credit policies determine advance rates against the different forms of collateral that can be pledged against commercial loans. Typically, the majority of loans will be limited to a percentage of their underlying collateral values such as real estate values, equipment, eligible accounts receivable and inventory. Individual loan advance rates may be higher or lower depending upon the financial strength of the borrower and/or term of the loan. The assets financed through commercial loans are used within the business for its ongoing operation. Repayment of these kinds of loans generally comes from the cash flow of the business or the ongoing conversions of assets. Commercial real estate loans include long-term loans financing commercial properties. Repayment of this kind of loan is dependent upon either the ongoing cash flow of the borrowing entity or the resale of or lease of the subject property. Commercial real estate loans typically require a loan to value ratio of not greater than 80% and vary in terms.
Residential mortgages and home equity loans are secured by the borrower’s residential real estate. Residential mortgages and home equity loans have varying loan rates depending on the financial condition of the borrower and the loan to value ratio. Residential mortgages have amortizations up to 30 years and home equity loans have maturities up to 15 years.
Other consumer loans include installment loans, car loans, and overdraft lines of credit. The majority of these loans are unsecured.
A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and industrial loans, commercial real estate loans and commercial construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate or the fair value of the collateral if the loan is collateral dependent.
An allowance for loan losses is established for an impaired loan if its carrying value exceeds its estimated fair value. The estimated fair values of substantially all of the Bank’s impaired loans are measured based on the estimated fair value of the loan’s collateral.
For all commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values are discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.
For commercial and industrial loans secured by non-real estate collateral, such as accounts receivable, inventory and equipment, estimated fair values are determined based on the borrower’s financial statements, inventory reports, accounts receivable agings or equipment appraisals or invoices. Indications of value from these sources are generally discounted based on the age of the financial information or the quality of the assets.
Loans whose terms are modified are classified as troubled debt restructurings if the Bank grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired.

The allowance calculation methodology includes further segregation of loan classes into risk rating categories. The borrower’s overall financial condition, repayment sources, guarantors and value of collateral, if appropriate, are evaluated annually for commercial loans or when credit deficiencies arise, such as delinquent loan payments, for commercial and consumer loans. Credit quality risk ratings include regulatory classifications of special mention, substandard, doubtful and loss. Loans criticized special mention have potential weaknesses that deserve management’s close attention. If uncorrected, the potential weaknesses may result in deterioration of the repayment prospects. Loans classified substandard have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They include loans that are inadequately protected by the current sound net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans classified doubtful have all the weaknesses inherent in loans classified substandard with the added characteristic that collection or liquidation in full, on the basis of current conditions and facts, is highly improbable. Loans classified as a loss are considered uncollectible and are charged to the allowance for loan losses. Loans not classified are rated pass.
In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Bank’s allowance for loan losses and may require the Bank to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management’s comprehensive analysis of the loan portfolio, management believes the current level of the allowance for loan losses is adequate.

Loans Held for Sale
Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value. Servicing is not retained on these loan sales.

Other Real Estate Owned
Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value. Revenue and expenses from operations and changes in the valuation allowance are included in non-interest income and non-interest expense.

Transfers of Financial Assets
Transfers of financial assets, including loan and loan participation sales, are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Premises and Equipment
Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, the lease period if shorter. Maintenance and repairs are charged to expense as incurred.

Advertising Costs
The Bank follows the policy of charging the costs of advertising to expense as incurred.

Income Taxes
The Bank accounts for income taxes in accordance with the income tax accounting guidance set forth in FASB ASC Topic 740, Income Taxes. The Bank adopted the accounting guidance related to accounting for uncertainty in income taxes, which sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of expenses over revenues. The Bank determines deferred income taxes using the liability method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.
The Bank accounts for uncertain tax positions if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment.
Accruals of interest and penalties related to unrecognized tax benefits, when applicable, are recognized in income tax expense. No interest or penalties were recognized during the nine months ended September 30, 2014 and 2013 (unaudited). The Bank has no uncertain tax positions at September 30, 2014 (unaudited) and December 31, 2013.

Stock Options
The Bank accounts for stock options under the fair value recognition provisions of ASC Topic 718, Compensation - Stock Compensation. ASC Topic 718 requires compensation costs related to stock-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award.

Off-Balance Sheet Financial Instruments
In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments consisting of commitments to extend credit. Such financial instruments are recorded in the balance sheet when they are funded.

Reclassification
Certain amounts in the financial statements have been reclassified to conform to the presentation used in the financial statements. These reclassifications had no effect on the Bank’s financial position or results of operations.

3.     Investment Securities Available-for-Sale
The amortized cost and approximate fair value of investment securities available-for-sale as of September 30, 2014 (unaudited) and December 31, 2013 are summarized as follows (in thousands):

September 30, 2014 (unaudited)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
U.S. Government corporations and agency securities	$12,996	$—	$(318)	$12,678

December 31, 2013
U.S. Government corporations and agency securities	$13,878	$—	$(826)	$13,052

During the nine months ended September 30, 2014 (unaudited), the Bank sold one security for approximately $881,000 and recognized a gain of $-0- at September 30, 2014 (unaudited). For the nine months ended September 30, 2013 (unaudited), the Bank sold four securities for approximately $8,035,000 and recognized a gain of $9,000. The Bank had four securities which were called for approximately $14,500,000 and recognized a gain of $-0- for the nine months ended September 30, 2013 (unaudited).
At September 30, 2014 (unaudited) and December 31, 2013, the Bank had no investment securities classified as held-to-maturity and no investment securities were pledged to secure public deposits or for any other purposes required or permitted by law.

The amortized cost and fair value of investment securities at September 30, 2014 (unaudited) and December 31, 2013, by contractual maturity, are show below. Expected maturities may differ from contractual maturities because the securities may be called or prepaid with or without any penalties (in thousands).

	Available-for-Sale
September 30, 2014 (unaudited)	Amortized Cost	Fair Value
Due in five to ten years	$12,996	$12,678

December 31, 2013
Due in five to ten years	$13,878	$13,052

The following tables show gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2014 (unaudited) and December 31, 2013 (in thousands).

	Less than 12 Months		12 Months or Longer		Total
September 30, 2014 (unaudited)	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U.S. Government corporations and agency securities	$—	$—	$12,678	$(318)	$12,678	$(318)

December 31, 2013
U.S. Government corporations and agency securities	$13,052	$(826)	$—	$—	$13,052	$(826)

At September 30, 2014 (unaudited), the Bank had three U.S. Government agency securities that have an unrealized loss of greater than twelve months with depreciation of approximately 3% from the Bank’s amortized cost basis. At December 31, 2013, the Bank has four U.S. Government agency securities that have an unrealized loss less than twelve months with depreciation of approximately 6% from the Bank’s amortized cost basis. In evaluating these securities for other-than-temporary impairment, management considers that the securities are issued by the federal government, its agencies, or government sponsored agencies, and management does not intend to sell or expect that it is more likely-than-not that it will be required to sell these securities prior to the anticipated recovery of their cost basis.

4.     Loans Receivable
The composition of net loans receivable at September 30, 2014 (unaudited) and December 31, 2013 is as follows (in thousands):

	September 30, 2014	December 31, 2013
	(unaudited)
Commercial	$173,183	$150,259
Commercial real estate	131,809	116,504
Commercial construction	44,676	40,461
Residential real estate	4,287	4,634
Home equity	13,175	11,814
Consumer	593	547
Total Loans	367,723	324,219
Unearned net loan origination fees and costs	(873)	(832)
Allowance for loan losses	(2,561)	(2,846)
Net Loans	$364,289	$320,541

Allowance for Loan Losses and Recorded Investment in Financial Receivables
The following table summarizes the activity in the allowance for loan losses by loan class for the nine months ended September 2014 and 2013 (unaudited) and for the year ended December 31, 2013 and information in regards to the allowance for loan losses and the recorded investment in loans receivable by loan class at September 30, 2014 (unaudited) and December 31, 2013 (in thousands):

	Allowance for Loan Losses
Nine Months Ended September 30, 2014 (unaudited)	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial	$1,070	$883	$2	$1,039	$1,228	$38	$1,190
Commercial real estate	1,175	5	—	(186)	984	—	984
Commercial construction	498	—	—	(193)	305	—	305
Residential real estate	9	—	—	—	9	—	9
Home equity	91	—	—	(58)	33	—	33
Consumer	3	—	—	(1)	2	—	2
	$2,846	$888	$2	$601	$2,561	$38	$2,523

	Allowance for Loan Losses
Nine Months Ended September 30, 2013 (unaudited)	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial	$920	$146	$3	$306	$1,083	$57	$1,026
Commercial real estate	1,075	—	—	141	1,216	—	1,216
Commercial construction	238	—	—	313	551	—	551
Residential real estate	14	—	—	5	19	—	19
Home equity	62	—	—	3	65	—	65
Consumer	11	—	—	(5)	6	—	6
	$2,320	$146	$3	$763	$2,940	$57	$2,883

	Loans Receivable
September 30, 2014 (unaudited)	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial	$173,183	$1,383	$171,800
Commercial real estate	131,809	—	131,809
Commercial construction	44,676	—	44,676
Residential real estate	4,287	—	4,287
Home equity	13,175	—	13,175
Consumer	593	17	576
	$367,723	$1,400	$366,323

	Allowance for Loan Losses
Year Ended December 31, 2013	Beginning Balance	Charge-offs	Recoveries	Provisions	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial	$920	$178	$3	$325	$1,070	$45	$1,025
Commercial real estate	1,075	—	—	100	1,175	—	1,175
Commercial construction	238	—	—	260	498	—	498
Residential real estate	14	—	—	(5)	9	—	9
Home equity	62	—	—	29	91	—	91
Consumer	11	—	—	(8)	3	—	3
	$2,320	$178	$3	$701	$2,846	$45	$2,801

	Loans Receivable
December 31, 2013	Ending Balance	Ending Balance: Individually Evaluated for Impairment	Ending Balance: Collectively Evaluated for Impairment
Commercial	$150,259	$567	$149,692
Commercial real estate	116,504	—	116,504
Commercial construction	40,461	—	40,461
Residential real estate	4,634	—	4,634
Home equity	11,814	—	11,814
Consumer	547	—	547
	$324,219	$567	$323,652

Impaired Loans
The following table summarizes information regarding impaired loans by loan portfolio class at September 30, 2014 (unaudited) and December 31, 2013 (in thousands):

September 30, 2014 (unaudited)	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial	$1,053	$1,053	$—
Consumer	17	17	—
With an allowance recorded:
Commercial	330	330	38
Total:
Commercial	$1,383	$1,383	$38
Consumer	17	17	—
	$1,400	$1,400	$38

December 31, 2013	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Commercial	$382	$382	$—
With an allowance recorded:
Commercial	185	185	45
Total:
Commercial	$567	$567	$45

Loan Receivables on Nonaccrual Status
The following table presents nonaccrual loans by classes of the loan portfolio at September 30, 2014 (unaudited) and December 31, 2013 (in thousands):

	September 30, 2014	December 31, 2014
	(unaudited)
Commercial	$760	$378
Consumer	17	—
	$777	$378

Interest income that would have been recognized on these nonaccrual loans had they been current in accordance with their original terms totaled $31,000 and $25,000 for the nine months ended September 30, 2014 and 2013 (unaudited), respectively, and $32,000 for the year ended December 31, 2013.

The following presents by class of loans, the average recorded investment in nonaccrual loans and an analysis of interest on nonaccrual loans for the nine months ended September 30, 2014 and 2013 (unaudited) (in thousands):

	2014 (unaudited)		2013 (unaudited)
Nine months ended September 30,	Average Recorded Investment	Interest Income Recognized	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial	$493	$16	$387	$—
Consumer	17	—	—	—
With an allowance recorded:
Commercial	332	—	190	—
Total:
Commercial	$825	$16	$577	$—
Consumer	17	—	—	—
	$842	$16	$577	$—

Credit Quality Indicators
The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company’s internal risk rating system at September 30, 2014 (unaudited) and December 31, 2013 (in thousands):

September 30, 2014 (unaudited)	Pass	Special Mention	Substandard	Total
Commercial	$170,215	$1,645	$1,323	$173,183
Commercial real estate	131,129	680	—	131,809
Commercial construction	44,676	—	—	44,676
Residential real estate	4,287	—	—	4,287
Home equity	13,175	—	—	13,175
Consumer	576	—	17	593
	$364,058	$2,325	$1,340	$367,723

December 31, 2013	Pass	Special Mention	Substandard	Total
Commercial	$148,167	$1,525	$567	$150,259
Commercial real estate	115,315	1,189	—	116,504
Commercial construction	40,461	—	—	40,461
Residential real estate	4,634	—	—	4,634
Home equity	11,814	—	—	11,814
Consumer	547	—	—	547
	$320,938	$2,714	$567	$324,219

Age Analysis of Past Due Loans Receivable
The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by the past due status at September 30, 2014 (unaudited) and December 31, 2013 (in thousands):

September 30, 2014 (unaudited)	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Commercial	$2,363	$—	$923	$3,286	$169,897	$173,183	$923
Commercial real estate	816	—	—	816	130,993	131,809	—
Commercial construction	—	—	—	—	44,676	44,676	—
Residential real estate	—	—	—	—	4,287	4,287	—
Home equity	—	—	—	—	13,175	13,175	—
Consumer	—	—	—	—	593	593	—
	$3,179	$—	$923	$4,102	$363,621	$367,723	$923

December 31, 2013	30-59 Days Past Due	60-89 Days Past Due	Greater Than 90 Days	Total Past Due	Current	Total Loans Receivables	Loans Receivable >90 Days and Accruing
Commercial	$42	$505	$378	$925	$149,334	$150,259	$—
Commercial real estate	—	—	—	—	116,504	116,504	—
Commercial construction	—	—	—	—	40,461	40,461	—
Residential real estate	—	—	—	—	4,634	4,634	—
Home equity	—	—	—	—	11,814	11,814	—
Consumer	—	—	—	—	547	547	—
	$42	$505	$378	$925	$323,294	$324,219	$—

Troubled Debt Restructurings
The Bank may grant a concession or modification for economic or legal reasons related to a borrower’s financial condition that it would not otherwise consider resulting in a modified loan which is then identified as a troubled debt restructuring (TDR). The Bank may modify loans through rate reductions, extensions of maturity, interest only payments, or payment modifications to better match the timing of cash flows due under the modified terms with the cash flows from the borrowers’ operations. Loan modifications are intended to minimize the economic loss and to avoid foreclosure or repossession of the collateral. TDRs are considered impaired loans for purposes of calculating the Company’s allowance for loan losses.
The Bank identifies loans for potential restructure primarily through direct communication with the borrower and evaluation of the borrower’s financial statements, revenue projections, tax returns, and credit reports. Even if the borrower is not presently in default, management will consider the likelihood that cash flow shortages, adverse economic conditions, and negative trends may result in a payment default in the near future.
At September 30, 2014 (unaudited) and December 31, 2013, loans modified in a troubled debt restructuring totaled $623,000 and $189,000, respectively. All modified loans are current at September 30, 2014 (unaudited) and December 31, 2013. The Bank did not have any new troubled debt restructured loans during 2013. The following table presents newly troubled debt restructured loans that occurred during the nine months ended September 30, 2014 (dollars in thousands):

September 30, 2014 (unaudited)	Number of Contracts	Pre-Modification Outstanding Recorded Investments	Post-Modification Outstanding Recorded Investments
Troubled debt restructurings:	1	$435	$435
Commercial (modification of interest rate and term)

There have been no trouble debt restructurings that have subsequently defaulted at September 30, 2014 (unaudited) and December 31, 2013.

5.     Deposits
The components of deposits at September 30, 2014 (unaudited) and December 31, 2013 are as follows (in thousands):

	September 30, 2014	December 31, 2013
	(unaudited)
Demand, noninterest bearing	$43,953	$42,217
Demand, interest bearing	17,758	13,354
Money market accounts	122,674	138,107
Statement savings	4,678	4,521
Time, $100,000 and over	173,419	109,361
Time, other	21,121	17,405
	$383,603	$324,965

6.     Employee Benefit Plan
The Bank maintains a 401(k) Plan (the “Plan”). All employees are eligible to participate after they have attained the age of 18 and have also completed 3 months of employment. The employees may contribute up to the maximum percentage allowable by law of their compensation to the Plan. The Bank makes a discretionary matching contribution equal to a maximum of 50% of the first 6% of the employee contribution. Full vesting in the Plan is over a four-year period. The Bank’s matching expense for the nine months ended September 30, 2014 and 2013 (unaudited) was approximately $85,000 and $74,000, respectively.

7.     Employment Agreements
The Bank has employment agreements with the Chairman; the President and Chief Executive Officer; the Division President; and the Chief Financial Officer and Chief Operating Officer. At September 30, 2014, these agreements provide for terms expiring in December 2014 and November 2014, and are subject to automatic one year renewals. The agreements for the President and Chief Executive Officer, the Division President and the Chief Financial Officer and Chief Operating Officer have change of control provisions. After a change in the control of the Bank, as defined in the agreements, the individuals will receive monetary compensation and benefits in the amounts set forth in the agreements. Upon the closing of the Merger (see Note 13), the Chairman, the President and Chief Executive Officer and the Division President will enter into new employment agreements with the acquiring company. Certain of these individuals will be entitled to aggregate payments of $2,092,000 upon the effective date of the Merger.

8.     Stockholders' Equity
In 2010, the Bank issued 466,995 of Series C warrants to certain shareholders. For every four shares of stock previously owned or purchased in the 2010 stock offering by an existing shareholder or current employee, the Bank issued one warrant. Additionally, any subscriber other than an existing shareholder or current employee of the Bank who purchased at least 60,000 shares was issued one warrant for every four shares purchased. Each warrant entitled the holder to purchase one share of common stock at an exercise price of $8.50. These Series C warrants expired on February 28, 2013. There were 355,524 of Series C warrants exercised during 2013 totaling $3,022,000. At September 30, 2014 (unaudited) and December 31, 2013 there were -0- warrants outstanding.
In 2011, the Bank entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Secretary of the Treasury (the “Treasury”), pursuant to which the Bank issued and sold to the Treasury 5,000 shares of its Senior Non-Cumulative Perpetual Preferred Stock, having a liquidation preference of $1,000 per share (the “Liquidation Amount”), for proceeds of $5,000,000. The Purchase Agreement was entered into, and the 2011 Preferred Stock was issued, pursuant to the Treasury’s SBLF program, a $30 billion fund established under the Small Business Jobs Act of 2010 that encourages lending to small businesses by providing capital to qualified community banks with assets of less than $10 billion.

The 2011 Preferred Stock qualified as Tier 1 capital for the Bank. Non-cumulative dividends were payable quarterly on the 2011 Preferred Stock. The Bank paid dividends of $-0- and $37,000 on the preferred stock for the nine months ended September 30 2014 and 2013 (unaudited), respectively.

On September 27, 2013, the Bank redeemed all outstanding preferred shares.

9.     Federal Income Taxes
At September 30, 2014 (unaudited), the Bank’s federal income tax returns, with limited exceptions, are no longer subject to examination by federal authorities for years before 2011.

10.     Financial Instruments with Off-Balance Sheet Risk
The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets.
The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.
The Bank had the following off-balance sheet financial instruments whose contract amounts represent credit risk at September 30, 2014 (unaudited) and December 31, 2013 (in thousands):

	September 30, 2014	December 31, 2013
	(unaudited)
Commitments to grant loans	$33,959	$12,907
Unfunded commitments under lines of credit	76,855	67,483

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include personal or commercial real estate, accounts receivable, inventory and equipment.

11.     Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk-weightings and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of September 30, 2014 (unaudited) and December 31, 2013, that the Bank meets all capital adequacy requirements to which it is subject.
The Bank’s actual capital amounts and ratios and the minimum amounts and ratios required for capital adequacy purposes and to be well capitalized under the prompt corrective action provisions at September 30, 2014 (unaudited) and December 31, 2013 are as follows: (in thousands)

September 30, 2014 (unaudited)	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$38,995	11.58%	$ ≥ 26,946	≥ 8.0%	$ ≥ 33,683	≥ 10.0%
Tier 1 capital (to risk-weighted assets)	36,434	10.82%	≥ 13,473	≥ 4.0%	≥ 20,210	≥ 6.0%
Tier 1 capital (to average assets)	36,434	9.09%	≥ 16,039	≥ 4.0%	≥ 20,048	≥ 5.0%

December 31, 2013	Actual		For Capital Adequacy Purposes		To Be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
Total capital (to risk-weighted assets)	$34,631	11.80%	$ ≥ 23,483	≥ 8.0%	$ ≥ 29,354	≥ 10.0%
Tier 1 capital (to risk-weighted assets)	31,785	10.83%	≥ 11,742	≥ 4.0%	≥ 17,613	≥ 6.0%
Tier 1 capital (to average assets)	31,785	8.98%	≥ 14,160	≥ 4.0%	≥ 17,700	≥ 5.0%

The Bank is subject to certain restrictions on the amount of dividends that it may declare due to regulatory considerations. The Pennsylvania Banking Code provides that cash dividends may be declared and paid only out of accumulated net earnings.
The total amount of dividends which may be paid at any date is generally limited to the retained earnings of the Bank.

12.     Fair Value Measurements and Fair Value of Financial Statements
The Bank follows the guidance on fair value measurement now codified as FASB ASC Topic 820, Fair Value Measurement and Disclosures. Under ASC Topic 820, fair value measurements are not adjusted for transaction costs. ASC Topic 820 established a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets and liabilities (Level 1 inputs) and the lowest priority to unobservable inputs (Level 3 inputs). The three levels of the fair value hierarchy are described below.
Management uses its best judgment in estimating the fair value of the Bank’s financial instruments; however, there are inherent weaknesses in any estimation technique. Therefore, for substantially all financial instruments, the fair value estimates herein are not necessarily indicative of the amounts the Bank could have realized in sales transaction on the dates indicated. The estimated fair value amounts have been measured as of their respective period end and have not been re-evaluated or updated for purposes of these financial statements subsequent to those respective dates. As such, the estimated fair values of these financial instruments subsequent to the respective reporting dates may be different than the amounts reported at each period end.
The three levels of the fair value hierarchy are as follows:
Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
Level 2 - Quoted prices in markets that are not active, or inputs that are observable either directly or indirectly, for substantially the full term of the asset or liability.
Level 3 - Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (i.e., supported with little or no market activity).
An asset’s or liability’s input level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement.

For financial assets measured at fair value on a recurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2014 (unaudited) and December 31, 2013 are as follows (in thousands):

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
September 30, 2014 (unaudited)	Total	(Level 1)	(Level 2)	(Level 3)
Securities available-for-sale:
U.S. Government corporations and agency securities	$12,678	$—	$12,678	$—
December 31, 2013
Securities available-for-sale:
U.S. Government corporations and agency securities	$13,052	$—	$13,052	$—

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at September 30, 2014 (unaudited) and December 31, 2013 are as follows (in thousands):

		Quoted Prices in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
September 30, 2014 (unaudited)	Total	(Level 1)	(Level 2)	(Level 3)
Other real estate owned	$75	$—	$—	$75
December 31, 2013
Impaired loans	$140	$—	$—	$140

Quantitative information about level 3 fair value measurements at September 30, 2014 (unaudited) and December 31, 2013 is included in the tables below (in thousands):

	Fair Value at September 30, 2014	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
	(unaudited)
Other real estate owned	$75	Discounted appraisals	Collateral discounts	0-10% (5%)

	Fair Value at December 31, 2013	Valuation Technique	Unobservable Inputs	Range (Weighted Average)
Impaired loans	$140	Discounted appraisals	Collateral discounts	0% (0%)

The following information should not be interpreted as an estimate of the fair value of the entire Bank since a fair value calculation is only provided for a limited portion of the Bank’s assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Bank’s disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Bank’s assets and liabilities at September 30, 2014 (unaudited) and December 31, 2013:

Cash and Cash Equivalents (Carried at Cost)
The carrying amounts reported in the balance sheets for cash and cash equivalents approximate those assets’ fair values.

Investment Securities
The fair value of securities available-for-sale (carried at fair value) are determined by obtaining market prices on nationally recognized securities exchanges (Level 1), or matrix pricing (Level 2), which is a mathematical technique used widely in the industry to value debt securities without relying exclusively on quoted market prices for the specific securities but rather by relying on the securities’ relationship to other benchmark quoted prices.

Loans Receivable (Carried at Cost)
The fair values of loans are estimated using discounted cash flow analyses, using market rates at the balance sheet date that reflect the credit and interest rate-risk inherent in the loans. Projected future cash flows are calculated based upon contractual maturity or call dates, projected repayments and prepayments of principal. Generally, for variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values.

Impaired Loans (Generally Carried at Fair Value)
Impaired loans are those that are accounted for under ASC Topic 310 Receivables, in which the Bank has measured impairment generally based on the fair value of the loan’s collateral. Fair value is generally determined based upon independent third-party appraisals of the properties, or discounted cash flows based upon the expected proceeds. These assets are included as Level 3 fair values, based upon the lowest level of input that is significant to the fair value measurements. The fair value at December 31, 2013 consists of the loan balances with an unpaid principal balance of $185,000, net of a valuation allowance of $45,000. At September 30, 2014 (unaudited), there were no impaired loans reported at fair value. Impaired loans are included in loans receivable in the following table of financial assets and liabilities.

Restricted Investment in Bank Stocks (Carried at Cost)
The carrying amount of restricted investment in bank stocks approximates fair value, and considers the limited marketability of such securities.

Other Real Estate Owned (Carried at Lower of Cost or Market)
Other real estate owned includes foreclosed properties securing commercial and residential loans. Real estate properties acquired through foreclosure are initially recorded at the fair value of the property at the date of foreclosure, net of estimated costs of disposal. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of cost or fair value less estimated costs to sell. Fair value is generally based upon independent market prices or appraised value of the collateral. Our appraisals are typically performed by independent third party appraisers. For appraisals of commercial properties, comparable properties within the area may not be available. In such circumstances, our appraisers will rely on certain judgments in determining how a specific property compares in value to other properties that are not identical in design or in geographic area. Our current portfolio of other real estate owned is comprised of such properties and, accordingly, we classify other real estate owned as Level 3.

Accrued Interest Receivable and Payable (Carried at Cost)
The carrying amount of accrued interest receivable and accrued interest payable approximates its fair value.

Deposit Liabilities (Carried at Cost)
The fair values disclosed for demand deposits (e.g., interest and noninterest checking, passbook savings and money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered in the market on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Off-Balance Sheet Financial Instruments (Disclosed at Cost)
Fair values for the Bank’s off-balance sheet financial instruments (lending commitments and letters of credit) are based on fees currently charged in the market to enter into similar agreements, taking into account, the remaining terms of the agreements and the counterparties’ credit standing.
The estimated fair values of the Bank’s financial assets and liabilities were as follows at September 30, 2014 (unaudited) and December 31, 2013 (in thousands):

	September 30, 2014		December 31, 2013
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(unaudited)
Assets:
Cash and due from banks	$3,938	$3,938	$4,027	$4,027
Federal funds sold	34,116	34,116	12,604	12,604
Investment securities	12,678	12,678	13,052	13,052
Loans receivable	364,289	360,626	320,541	318,278
Restricted investment in bank stocks	1,168	1,168	610	610
Accrued interest receivable	1,106	1,106	1,023	1,023
Liabilities:
Deposits	383,603	380,533	324,965	322,644
Accrued interest payable	488	488	349	349
Off balance sheet asset (liability)
Commitments to grant loans	—	—	—	—
Unused lines of credit	—	—	—	—

13.     Subsequent Events (unaudited)
On June 17, 2014, the Bank entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to be acquired by Univest Corporation of Pennsylvania (“Univest”), which provides for, among other things, the merger of the Bank with and into Univest Bank and Trust Co (“the Merger”). The Merger was completed on January 1, 2015. Pursuant to the Merger Agreement, each share of the Bank's common stock was cancelled and converted into the right to receive 1.3541 shares of Univest common stock, $5 par value, with any fractional share entitled to payment in cash. The final exchange ratio was calculated as $27.00 divided by the average of the closing sale prices of Univest common stock as reported on the Nasdaq Global Select Market for each day during the 20 consecutive trading days immediately preceding the effective date of the Merger. The average closing sale price of Univest common stock during that period was $19.94. As a result, Univest will deliver approximately 3,788,000 shares of Univest's common stock to the former shareholders of the Bank. The Bank's outstanding stock options of 122,377 were exchanged for cash and related payroll taxes of $2.2 million.